Exhibit 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT


                  This Executive Employment Agreement (this "Agreement") is dated as of May 11, 2007 between Aerospace Products International, Inc., a Delaware corporation, 3778 Distriplex Drive North, Memphis, TN 38118 (the "Company"), and Ahmed Metwalli, an individual, U.S. citizen, residing at 10071 NW 7th Street, Plantation, FL 33324 (the "Executive").


                                   WITNESSETH:

                  WHEREAS, the Company believes that the Executive will be a valued employee of the Company and wishes to secure his employment with the Company and document the terms of the Executive's employment by the Company, and the Executive wishes to become employed by the Company;

                  NOW, THEREFORE, taking into account the foregoing and in consideration of the mutual promises and conditions contained herein, the parties hereto agree as follows:


                                       I
                                   EMPLOYMENT
                                   ----------

                   1 Employment. The Company employs the Executive and the Executive hereby accepts employment as the President and Chief Operating Officer of API (or such other senior executive position(s) as the Company may determine), upon the terms and conditions hereinafter set forth hereinafter.

                   2 Term. The employment of the Executive by the Company under the terms and conditions of this Agreement will commence on June 14, 2007 and continue, subject to Article IV hereof, for a period of three years, through June 14, 2010 ("Employment Term").

                   3 Executive Duties. As the President and Chief Operating Officer of the Company, the Executive shall perform such duties as are requested by and shall report directly to the Chief Executive Officer of Aerospace Products International (the "CEO"). The Executive agrees to devote his full business time (with allowances for vacations and sick leave) and attention and best efforts to the affairs of the Company and its parent, subsidiaries and affiliates during the Employment Term.

                                       II
                            COMPENSATION AND BENEFITS
                            -------------------------

                   1 Base Salary. During the Employment Term, the Company shall pay to the Executive a base salary at the rate of Two Hundred Twenty Five Thousand Dollars ($225,000) per year, payable in substantially equal biweekly installments through the date of expiration or termination of this Agreement (the "Base Salary"). The Company will review annually and may, but is not required to, in the sole discretion of the CEO of the Company and the Board of Directors of First Aviation Services ("FAVS"), increase such Base Salary in light of the Executive's performance, inflation in cost of living, or other factors.

                   2
                           (a) Subject to the discretion of the CEO and the Board of Directors of FAVS, during the Employment Term: (i) the Executive shall be eligible (but not guaranteed) to receive a performance bonus determined upon the financial performance of the Company, the Executive's personal performance, or such other factors as may be determined by the CEO and the Board of Directors of FAVS (attached as Schedule 1 for illustrative purposes only is a sample of the type of metrics which may be used to evaluate Company FY2008 performance as a factor in considering a bonus for Executive); (ii) the Executive shall be permitted to participate in and be covered under any and all such medical, dental, disability, life, and other insurance plans, as are generally available to and under the same terms as other senior executives of the Company, as the Board of Directors of FAVS shall determine, subject to meeting applicable eligibility requirements (collectively referred to herein as the "Company Benefit Plans"); and
         (iii) coverage under such Directors and Officers insurance and commercial general liability insurance and indemnity as is provided by the Company or the Company's parent to other senior executives of the Company.

                           (b) The Company shall recommend that Executive be granted an award of stock of FAVS and an award of an option to purchase shares of stock of FAVS in the amount set forth on Schedule 2 and
         Schedule 3 respectively, in each case subject to the approval of, and such terms and conditions established by, the Compensation Committee of the Board of Directors of FAVS. In connection with such grants, if and when made, Executive shall receive a Stock Grant Agreement and an Incentive Stock Option Award Agreement between the Executive and FAVS which would incorporate the respective terms and conditions of the stock awards and option award so established and approved. These grants, if and when made, would be made as soon as practicable following the approval of FAVS' stock incentive plan, which is expected to be proposed for stockholder approval at FAVS' annual meeting of stockholders in June 2007.


                   3 Reimbursement of Expenses. The Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by the Executive in performing services hereunder, including all reasonable expenses of travel, entertainment and living expenses in Memphis and while away from home on business at the request of, or in the service of, the Company, provided that such expenses are incurred and accounted for and reimbursed in accordance with the policies and procedures established by the Company. Domestic air travel will be at coach class fares, and international travel will be at the most economical business class fare.

                   4 Relocation Expenses. Executive shall also be entitled to reimbursement of his relocation expenses and temporary living expenses for relocating to the Memphis area, as set forth in the Relocation Expenses Agreement between the Company and the Executive entered into contemporaneously herewith.

                   5 Vacation and Holidays. The Executive shall be entitled to an annual vacation leave of fifteen (15) business days at full Base Salary pay rate. Vacation days shall be earned and accrued on a monthly basis (no partial month accruals) on the last day of each calendar month during which the Executive has been continuously on active service (which means not absent for more than ten working days during that month due to sickness or leave of absence). Up to a maximum of one week of vacation time may be accumulated and carried over from one year to the next. Executive shall be entitled to such holidays as are established by the Company for all employees.


                                      III
                       CONFIDENTIALITY AND NON-COMPETITION
                       -----------------------------------

                   1 Confidentiality. Executive shall not, during Executive's employment by the Company or for a period of seven (7) years thereafter, at any time disclose, directly or indirectly, to any person or entity or use for Executive's or any other person's or entity's benefit any trade secrets or confidential information relating to the Company's, its subsidiaries' or affiliates' businesses, operations, marketing data, business plans, strategies, employees, products, prices, negotiations and contracts with other companies, or any other subject matter pertaining to the business of the Company or its subsidiaries or affiliates or any of their respective clients, customers, suppliers, consultants, or licensees, known, learned, or acquired by Executive during the period of Executive's employment by the Company (collectively "Confidential Information"), except as may be necessary in the ordinary course of performing Executive's particular duties as an employee of the Company.

                   2 Return of Confidential and Other Material. Executive shall promptly deliver to the Company on termination of Executive's employment with the Company, whether or not for Cause, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints, rolodexes, equipment, computer files and records, Confidential Information and any other documents of a confidential or non-confidential nature belonging to the Company or its subsidiaries or affiliates, including all copies of such materials which Executive may then possess or have under Executive's control and any notes of Executive relating thereto whether in print-based or electronic media. Upon termination of Executive's employment by the Company, Executive shall not retain any document, data, or other material of any nature containing or pertaining to the proprietary information of the Company or its subsidiaries or affiliates.

                   3 Prohibition on Solicitation of Customers. During the Employment Term, and for a period of 180 days thereafter, Executive shall not, directly or indirectly, either for Executive or for any other person or entity, solicit any person or entity to terminate such person's or entity's contractual and/or business relationship with the Company or its parent, subsidiaries or affiliates, nor shall Executive interfere with or disrupt or attempt to interfere with or disrupt any such relationship. In addition, during the Employment Term and for a period of 180 days thereafter, Executive shall not, directly or indirectly, be engaged (including as a stockholder, other than a stockholder, owning less than five (5) percent, of a publicly traded company proprietor, general partner, limited partner, trustee, consultant, employee, director, officer, lender investor or otherwise) in any business or activity a primary purpose of which is to conduct the distribution, warehousing, or logistics support for aerospace parts for general aviation and regional air carriers, or other products or services which directly compete with the products or services being offered by the Company or any of its subsidiaries as of the date of termination of employment. (However, except as set forth in the preceding sentence, nothing in this Agreement shall prohibit or restrict Executive from engaging in any other business or activity at any time after the Employment Term, including but not limited to any activity in the aerospace industry.) None of the foregoing shall be deemed a waiver of any or all rights or remedies the Company may have under applicable statutory or common law. A breach of this section shall cause immediate termination of Executive's rights and privileges under this Executive Employment Agreement, and any Incentive Stock Option Award Agreement, and all Options, whether vested or not vested, shall be immediately terminated.

                   4 Prohibition on Solicitation or Hiring of Employees, Agents or Independent Contractors After Termination. During Executive's employment by the Company and for a period of six (6) months thereafter, Executive will not solicit or hire or participate in the hiring of any person who is or who within 180 days before the termination of Executive's employment had been, an employee, agents or independent contractor of the Company or its subsidiaries or affiliates to leave the employ of the Company or its subsidiaries or affiliates. None of the foregoing shall be deemed a waiver of any rights and remedies the Company may have under applicable law.

                   5 Non-Competition. During the Term of Executive's employment by the Company, and thereafter until the later of: (i) the date one hundred eighty (180) days after termination of Executive's employment for any reason, or
(ii) the last date on which Executive is receiving any severance benefits or other benefits pursuant to this Agreement, he shall not, directly or indirectly, be engaged (including as a stockholder, proprietor, general partner, limited partner, trustee, consultant, employee, director, officer, lender, investor or otherwise) in any business or activity that is competitive with that of the Company, its parent or any of its subsidiaries, or affiliates, provided however that Executive may own any securities of any entity which is engaged in such business and is publicly owned or traded but in an amount not to exceed at any one time five per cent (5%) outstanding of any class of stock or securities of such entity.

                   6 Right to Injunctive and Equitable Relief. Executive's obligations not to disclose or use "Confidential Information" and to refrain from the solicitations described in this Article III are of a special and unique character. The Company and its subsidiaries and affiliates cannot be reasonably or adequately compensated for damages in an action at law in the event Executive breaches such obligations. Therefore, Executive expressly agrees that the Company and its subsidiaries and affiliates shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company or its subsidiaries or affiliates may possess or be entitled to pursue.

                  Furthermore, the obligations of Executive and the rights and remedies of the Company and its subsidiaries and affiliates under this Article III are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law relating to misappropriation or theft of trade secrets or "Confidential Information". The parties agree that all of the subsidiaries and affiliates of the Company shall be third party beneficiaries of this Article III and be entitled to enforce directly against Executive the provisions of this Article III to the extent that shall be related to the businesses of such subsidiaries or affiliates.\

                   7 Acknowledgement of Company Policies. Executive agrees to read, execute and observe the terms of the API Code of Ethics, Confidentiality and Nondisclosure Agreement, and such other standard Company policy forms as may be required to be executed from time to time by the other employees of the Company in similar employment positions.

                   8 Survival of Obligations. Executive agrees that the terms of this Article III and Article V hereof shall survive the term of this Agreement and the termination of Executive's employment by the Company.


                                       IV
                                   TERMINATION
                                   -----------

                   1     Definitions.  For purposes of this Article IV, the
following definitions shall be applicable to the terms set forth below:

                         (a) Cause. "Cause" shall mean only the following: (i) continued failure by the Executive after receipt of written notice thereof to perform his duties hereunder or those duties which may, from time to time, be reasonably requested by the CEO (other than such failure resulting from the Executive's incapacity due to physical or mental illness), as determined by the Company in its reasonable discretion; (ii) misconduct by the Executive which is materially injurious to the Company; (iii) conviction of or pleading no contest to a felony or crime of moral turpitude; (iv) habitual drunkenness or drug use by the Executive; (v) a material failure to uphold the policies of the Company and/or action by the Executive beyond the scope of his employment, as such scope is set by the CEO from time to time; (vi) a material breach of this Agreement by the Executive, or any violation of any representation or warranty of Executive contained in this Agreement; or (vii) violation by Executive of any agreement of Executive with Kellstrom Industries or any subsidiary or affiliate thereof which in the judgment of the Company may adversely affect the business, financial condition, affairs, or reputation of the Company.

                         (b) Disability. "Disability" shall mean a physical or mental incapacity as a result of which the Executive becomes unable to continue the proper performance of his duties hereunder for greater than 90 days (reasonable absences because of sickness for up to three
         (3) consecutive months excepted). A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive or, in the event of the Executive's incapacity to designate a doctor, the Executive's legal representative. In the absence of agreement between the Company and the Executive, each party shall nominate a qualified medical doctor and the two doctors so nominated shall select a third doctor, who shall make the determination as to Disability.

                   2     Termination by Company.

                         (a) The Executive's employment hereunder may be terminated by the Company immediately for Cause.

                         (b) Subject to the provisions contained in Section IV(.3)(b) of this Agreement, the Company may, at its sole discretion, terminate this Agreement at any time for any reason other than Cause upon thirty (30) days' written notice to Executive. The effective date of termination ("Effective Date") shall be considered to be thirty (30) days subsequent to written notice of termination; however, the Company may elect to have Executive leave the Company and its subsidiaries immediately upon issuance of the aforementioned written notice.

                         (c) So long as Executive remains a senior executive of the Company, a change by Company in the titles or functions of the Executive shall not constitute a termination or constructive termination of Executive's employment by the Company.

                  3     Severance Benefits Received Upon Termination by Company.

                         (a) If at any time the Executive's employment is terminated by the Company for Cause, the Company shall pay the Executive his Base Salary prorated through the date of termination plus payment for any vacation accrued but not taken, and the Company shall thereafter have no further obligations under this Agreement to the Executive or his family, beneficiaries or estate; provided, however, that the Company will continue to honor any obligations that may have been accrued and vested under then existing Company Benefit Plans or any other written and duly authorized agreements or arrangements applicable to the Executive, including without limitation any stock option agreements or stock grants applicable to the Executive..

                         (b) If at any time the Executive's employment is terminated by the Company without Cause or as a result of his death or Disability, then the Company shall:

                              (1) following the execution of the Company's
                         Separation Agreement, pay to the Executive a total amount equal to six months of Executive's then-current annual Base Salary rate, plus payment for any vacation accrued but not taken through the date of termination of employment. This payment shall be in lieu of any amounts otherwise due Executive under the Company's policy for severance benefits. And in addition, the Company will continue to honor any obligations that may have been accrued and vested under then existing Company Benefit Plans or any other written and duly authorized agreements or arrangements applicable to the Executive. The six-month's Base Salary will be paid co-incident with the regularly scheduled payroll in substantially bi-weekly installments until the end of the six-month period. Accrued and unused vacation will be paid upon termination.

                              (2) provide Executive with the opportunity to
                         participate at Executive's expense in such insurance coverage as is then required by COBRA or any similar then applicable law.

                   4       Termination by Executive.

                           (a) Executive may for any reason terminate this Agreement upon 30 days prior written notice to the Company. Upon receipt of such notice from Executive, the Company may at its discretion terminate Executive's employment before the expiration of such 30 day period. On or before the last date of his employment, the Company shall make the payment provided for in Section IV (.3)(a) hereof and no further payments shall be required to be made by the Company to Executive.

                           (b) The Executive's employment hereunder may be terminated by the Executive immediately for Cause. With respect to this
         Section IV.4 only, "Cause" shall mean only the following: a continued uncured material breach of this Agreement by the Company after receipt of reasonable written notice from the Executive and opportunity to cure. In the event of due termination for Cause, as liquidated damages which the parties hereby agree is a reasonable advance effort to liquidate the damages which would actually be sustained by Executive as the result of such a breach and difficult or impossible to accurately estimate, the parties have agreed that as a reasonable pre-estimate of the probable loss, the Company shall make the payments provided for in Sections IV (.3)(a) and IV(.3)(b)(1).

                   5       No Obligation to Mitigate Damages; No Effect on Other
         Contractual Rights.

                         (a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination, or otherwise.

                         (b) The provisions of this Agreement, and any payment or benefit provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any Company Benefit Plan or other contract, plan or arrangement.

                         (d) Notwithstanding any inference to the contrary, the benefits payable to the Executive in accordance with the aforementioned portion of this Section IV, shall not include incentive compensation awards based upon performance except that which is earned, accrued and payable at the close of the prior fiscal year.

                                       V
                               GENERAL PROVISIONS
                               ------------------

                  .1 Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by Federal Express or other recognized courier, or United States registered mail, return receipt requested, postage prepaid, and with copies by fax, as follows:

     If to the Company:                          With copies to:

         Aerospace Products International        Frederick Green, Esq.
         Attention: Chief Executive Officer      Weil Gotshal & Manges
         3778 Distriplex Drive North             767 Fifth Avenue
         Memphis, TN 38118                       New York, NY 10153
         Telephone:  (203) 291-3300              Telephone:  (212) 310-8524
         Fax:  (203) 291-3330                    Fax:  (212) 310-8007

                                                 J. Lawrence Blades
                                                 3 Salmon Kill Road
                                                 Lakeville, CT 06039
                                                 Telephone: (860) 435-6562
                                                 Fax: (860) 435-6563


     If to the Executive:                        With a copy to:

         Ahmed Metwalli                          Mona A. Metwalli
         10071 NW 7th Street                     Metco Resources LLP
         Plantation, FL 33324                    3225 McLeod Drive, Suite 100
                                                 Las Vegas, NV 89121-2257
         Fax:  954-452-3245                      Fax:  954-452-3245

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                   2 No Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                   3 Governing Law. This Agreement and all duties and obligations arising pursuant to this Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without regard to conflicts of law principles, as though this Agreement was made and performed entirely within that State.

                   4 Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                   5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                   6 Disputes. Any dispute arising out of or relating to the making or performance of this Agreement shall be resolved in the State or Federal courts in the State of Tennessee. Each Party hereby: (a) agrees to submit to the in personam jurisdiction of such courts in the State of Tennessee;
(b) waives all defenses and motions based upon an inconvenient or improper forum; (c) consents to service of process upon it by Notice, as set forth in
Section V.1 above; and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any jurisdiction(s) where the Party may be found, by suit on the judgment or in any other manner provided by law. Should any Party institute or assert any action or proceeding against another Party relating to the making or performance or enforcement of this Agreement, whether seeking monetary or other damages and/or a declaration of rights or other equitable relief, the prevailing Party in any such action or proceeding shall be entitled to receive from the non-prevailing Party all costs and expenses, including but not limited to reasonable attorneys fees, and collection fees and costs, incurred by the prevailing Party in connection with such action or proceeding. No person or entity is intended to or shall be deemed a third party beneficiary of this Agreement.

                   7 Representations of Executive. The Executive hereby warrants and represents that his entry into and performance of this Agreement will not constitute a breach of, or prevent his performance of any obligations of, any other agreement or duty which he may have entered into with any third party, including but not limited to any agreement with or duty to Kellstrom Industries or any subsidiary or affiliate thereof.

                   8 Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party. Notwithstanding the foregoing provisions of this Section V.8, the Company may assign or delegate its rights, duties, and obligations hereunder to any person or entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company; provided that such person assumes the Company's obligations under this Agreement.

                   9 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, representations, and negotiations between the parties with respect to the subject matter hereof. (The parties have also contemporaneously entered the following related written agreements which remain in full force and effect: Stock Grant Agreement; Incentive Stock Option Award Agreement Pursuant to the 1997 Stock Incentive Plan; and Relocation Expenses Agreement.) This Agreement is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement. Each party represents and agrees that in entering into this Agreement it/he is not in any way relying upon any representation or warranty not specifically recited in this Agreement. Any amendments or changes to this Agreement shall be effective if and only if made in a writing signed by both Parties hereto.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AEROSPACE PRODUCTS INTERNATIONAL INC.
a Delaware corporation


By:   /s/ Aaron Hollander
      -------------------
Title:  President


AHMED METWALLI
an individual


/s/ Ahmed Metwalli
------------------

                                   SCHEDULE 1
                                   ----------

Possible Metrics to determine Executive's bonus for the 12 months ended
-----------------------------------------------------------------------
January 31, 2008:
----------------

                              Current Budget (1)       Target (4)      Goal (4)

Sales                                 127.0M            127.0M          135M

Net Income (2)(4)                      -1.0M             +1.0M           +5.4M

Net LOC Reduction (5)                  -5.7M             -5.7M           -4.0M

A/R Days                               45                45              45

A/P Days                               35                35              30

Inventory Reduction (3)                 2.6M              2.6M             .5M

(1) Current plan approved by board. Assumes cash flow from ops neutral, balance sheet improvement
(2)  First Aviation net income after all corporate, interest, taxes, etc.
(3)  after all inventory reserves
(4) after any current year reserves but before any reversal of prior period reserves
(5)  from 4/25/07 to 1/31/08

Company's achievement of Target indicates Bonus of 30% of Base Salary, achievement of Goal indicates 50% of Base Salary.



This Schedule 1 is hypothetical and for illustrative purposes only, relates only to the Company performance element of a bonus consideration, and not include other elements such as Executive's personal performance, and does not constitute a representation, warranty, or projection of Company performance, or an agreement by the Company to use such metrics or figures for FY 2008 or any other period.

                                   SCHEDULE 2
                                   ----------

                    Proposed Terms of Restricted Stock Grant


Number of Grant Shares :                50,0000

Vesting: Over three years, with one thirty-sixth (1/36) of the shares becoming vested, earned and accrued on the last day of each calendar month commencing at the end of the first full calendar month subsequent to the grant, provided, however that on each vesting date, the Executive shall be employed by the Company.

Voting Agreement:                       As a precondition to any eligibility for
                                        or transfer to Executive of any Grant
                                        Shares, Executive would agree to vote
                                        all of such Grant Shares in accordance
                                        with the recommendation of the Board of
                                        Directors of FAVS as to any matter
                                        subject to a vote of FAVS' stockholders;
                                        provided, however, that in the event the Board does not make a recommendation as to any matter subject to a vote of FAVS' stockholders, Executive would refrain from voting such shares with respect to such matter. This voting agreement will expire as to each Grant Share upon due transfer of ownership of the Grant Share to an individual or entity other than:
                                        (i) Executive; (ii) Executive's family
                                        member; or (iii) an individual or entity under the direct or indirect control of Executive; on the date of receipt by the Company of due notice of such transfer, all voting rights for such share shall become vested in the transferee.
                                        Executive further agrees upon request of the Company to execute a voting agreement and/or other documents provided by the Company to implement this provision.

                                   SCHEDULE 3
                                   ----------

                 Proposed Terms of Incentive Stock Option Award


Number of Shares Underlying Option :    50,0000.

Option Price:                           The option price shall be $2.79
                                        per share.

Term:                                   Ten years

Vesting: Over three years, with one third of the Option shares exercisable on the first, second and third anniversary of the award.

Termination of Employment -             The Option may be exercised only to the
Retirement, Death or Disability:        extent to which it was exercisable at
                                        the time of Retirement, death or
                                        commencement of Disability, and may not
                                        be exercised after the earlier of the
                                        period of three months from the date of
                                        Executive's Retirement, death or
                                        commencement of Disability, and the
                                        expiration of the term of the Option.

Termination for Any Other Reason:       Option shall be forfeited on the date of
                                        expiration or termination of employment
                                        and shall not thereafter be exercisable
                                        to any extent.

Voting Agreement:                       As a precondition to any exercise of the
                                        Option, Executive would agree to vote
                                        all shares exercised pursuant to the
                                        Option in accordance with the
                                        recommendation of the Board of Directors of FAVS as to any matter subject to a vote of FAVS' stockholders; provided, however, that in the event the Board does not make a recommendation as to any matter subject to a vote of FAVS' stockholders, Executive would refrain from voting such shares with respect to such matter. This voting agreement will expire as to each share upon due transfer of ownership of share to an individual or entity other than: (i)
                                        Executive; (ii) Executive's family
                                        member; or (iii) an individual or entity under the direct or indirect control of Executive; on the date of receipt by the Company of due notice of such transfer, all voting rights for such share shall become vested in the transferee.
                                        Executive further agrees upon request of the Company to execute a voting agreement and/or other documents provided by the Company to implement this provision.